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                                                                      EXHIBIT 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A (the "Registration Statement") of our report dated December 16, 1996, relating to the financial statements and financial highlights appearing in the November 30, 1996 Annual Report to Shareholders of O.R.I. Growth Fund, which are included in the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in the Prospectus.




/s/ Price Waterhouse LLP
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PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
February 25, 1997